Exhibit 99.1
SIMON WORLDWIDE APPOINTS SPECIAL COMMITTEE
TO REVIEW POSSIBLE RECAPITALIZATION
Los Angeles CA, October 4, 2007 — The Board of Directors of Simon Worldwide, Inc. (OTC: SWWI) has appointed a Special Committee of independent directors to review the possible recapitalization of Simon which was approved by the stockholders as a non-binding stockholder proposal at the 2007 annual meeting of stockholders. In the proposed recapitalization, the outstanding Preferred Stock would be converted into shares of Common Stock equal to 70% of the shares outstanding following the recapitalization. The members of the Special Committee are Joseph Bartlett and Allan Brown.
Contact:
Simon Worldwide, Inc.
Terry Wallock, 310-417-4660